Exhibit 99.1

Company Contact:

Brenda Ropoulos

Investor Relations

Credence Systems Corporation

Phone: 408-635-4309

FAX: 408-635-4986

E-mail: brenda_ropoulos@credence.com

Credence Appoints Irwin H. Pfister to the Board of Directors

MILPITAS, Calif., December 17, 2007 — Credence Systems Corporation (Nasdaq: CMOS), a global provider of test solutions for the worldwide semiconductor industry, today announced the appointment of Irwin H. Pfister to its Board of Directors. Mr. Pfister brings to the board many years of experience in high tech industries, including ATE, in executive and senior management roles.

From 1986 until his retirement two years ago, Mr. Pfister held key positions at Schlumberger Limited, a global technology company. He was CEO of SchlumbergerSema, a company that provides products and services to a wide array of technology industries. Prior to that, he was President of Schlumberger Test & Transactions, a $1.9 billion business group with operations and manufacturing facilities in 70 different countries, where he expanded operations to include the world’s most comprehensive line of test, metrology and diagnostic equipment to the semiconductor industry.

“We are pleased to welcome Irwin to our Board of Directors,” said Lavi Lev, Credence’s president and chief executive officer. “His extensive background and experience in test and his hands-on experience running a global manufacturing organization will be invaluable as we continue to sharpen our focus on the company’s goal of sustained profitability and providing long-term value to our customers.”

Currently a private investor focused on mid market technology and industrial products businesses, Mr. Pfister is also an active operating partner with Baird Capital Partners, the Chicago based private equity arm of R.W. Baird, Inc. Before joining Schlumberger, he served in senior management roles with Computer Automation, Inc., Electronics Associates, Inc. and Computer Science Corporation.

Additionally, Mr. Pfister offers considerable board experience as he currently sits on the board of directors of Veeco, Inc., Pentagon Technologies, and Flatiron Solutions. He previously served on the boards of NPTest, Inc., prior to its acquisition by Credence, GIMV in Belgium, the Information Technology Association of America, and as chairman of SEMI.

Mr. Pfister received his B.S. degree in applied mathematics from California State University in Los Angeles.

Mr. Pfister joins a group of eight other members on the Credence Board: Dave House, Chairman of the Board of Directors; Lavi Lev, President, Chief Executive Officer of Credence Systems Corporation; Rich Beyer, President, Chief Executive Officer and Director of Intersil Corporation; Henk J. Evenhuis, former Chief Financial Officer of Fair, Isaac and Company; Lori Holland, independent consultant and former Chief Financial Officer of Bookham Technology; Jon D. Tompkins, former Chairman of the Board and CEO of KLA-Tencor Corporation; Bruce R. Wright, Senior Vice President of Finance, Chief Financial Officer, Secretary and Treasurer at Ultratech, Inc. and Dr. Ping Yang, an independent consultant and former VP of R&D with Taiwan Semiconductor Manufacturing Company.

About Credence

Credence Systems Corporation is a leading provider of debug, characterization & ATE solutions for the global semiconductor industry. With a commitment to applying innovative technology to lower the cost-of-test, Credence delivers competitive cost & performance advantages to integrated device manufacturers (IDMs), wafer foundries, outsource assembly & test (OSAT) suppliers & fabless chip companies worldwide. A global, ISO 9001-certified company with a presence in 20 countries, Credence is headquartered in Milpitas, California. More information is available at http://www.credence.com.

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NOTE: Credence is a registered trademark, and Credence Systems is a trademark, of Credence Systems Corporation. Other trademarks that may be mentioned in this release are the intellectual property of their respective owners.